Exhibit 6.3

Quality Tank Solutions, LLC

TERMS AND CONDITIONS OF SALE

1. CONTROLLING PROVISIONS: These terms and conditions constitute all of the terms and conditions upon which Quality Tank Solutions, LLC (“QTS”) agrees to provide the goods and services described in the attached quote. The rights and obligations of QTS and Customer shall be governed exclusively by the attached quote and these terms and conditions. These terms and conditions supersede any provisions, terms and conditions on any purchase order or other document given to either party (except for QTS’s invoices) and QTS objects to any terms contained in any other such document. QTS deems all of these terms and conditions to be material.

2. PRICES: The price(s) identified on the attached quote are based on current costs and are subject to QTS’s right to withdraw the quotation at any time prior to Customer’s acceptance. All written quotations are to be considered effective for a period not to exceed thirty (30) days from the date of the quotation unless an alternative period is specified in the quotation.

3. TERMS OF PAYMENT: Customer shall pay QTS for the goods and services as specified in the quotation. All payments shall be made in currency of the United States of America. Customer agrees to pay a finance charge of one and one-half percent (1.5%) per month on all amounts not paid on or before the date stated on the invoice. Customer agrees to pay all costs incurred by QTS in the collection of amounts due hereunder, including, without limitation, reasonable attorney’s fees and costs.

4. TAXES: Sales, use, excise or similar taxes relating to the sale of the goods and services to Customer (collectively “Sales Taxes”) are not included in QTS’s prices in the attached quote unless specified. It is anticipated that Sales Taxes will not be due with respect to the sale of goods and services hereunder. QTS will provide to Customer, and Customer will complete and return to QTS, all necessary Sales Tax exemption documents. Sales Taxes with respect to any goods and services purchased by Customer from QTS that do not qualify for exemption from Sales Taxes will be the responsibility of the Customer and will be billed by QTS at the time of the shipment.

5. WARRANTY: QTS warrants to the first user, Customer, that the equipment and components manufactured by QTS will be free from defects in material and workmanship under normal use and proper maintenance for a period of one (1) year from the shipment date. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE OR OTHERWISE. This warranty is NULL and VOID if the equipment and components manufactured by QTS are modified or changed in any way by Customer or is used in a manner inconsistent with the purpose it was initially designed. For any breach of warranty, Customer’s exclusive remedy and QTS’s sole obligation and entire liability, at QTS’s sole discretion, shall be either: (1) to repair or replace the equipment or equipment which after QTS’s examination discloses to be defective, or (2) payment of the price of making such repair or replacement. QTS neither assumes nor authorizes any other person to assume for QTS any liability in connection with sale of its products or services, and no other warranty will be honored unless in writing and signed by an authorized officer of QTS. QTS will not assume any charges for repairs made during the warranty period by anyone other than QTS. Any equipment and equipment not manufactured by QTS will be assigned to Customer upon request.

6. LIMITATION OF LIABILITY; NO CONSEQUENTIAL OR INDIRECT DAMAGES: QTS SHALL NOT, IN ANY EVENT, BE LIABLE FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATING TO THE GOODS AND SERVICES PROVIDED HEREUNDER, WHETHER BASED IN WARRANTY, CONTRACT, EQUITY, TORT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR LOSS OF PRODUCTION TIME, OR PROFITS OR PRODUCTS, OF CUSTOMER OR ANY USER WHILE EQUIPMENT IS OUT OF COMMISSION, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE, OR LOSS OCCASSIONED BY ANY PRODUCT FAILURE. QTS’S TOTAL AGGREGATE LIABILITY ARISING OUT OR RELATING TO THE GOODS AND SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO AND SHALL NOT EXCEED THE TOTAL PAYMENTS ACTUALLY RECEIVED BY QTS FROM CUSTOMER HEREUNDER.

7. CANCELLATION: Customer’s cancellation of a QTS order must be approved in writing by QTS, and Customer shall be liable for cancellation charges based upon total selling price less estimated unexpended costs calculated by QTS. Customer agrees to pay QTS for all loss, damages or expenses incurred by QTS due to the cancellation including, but not limited to the cost of special materials, non-resalable goods, completed or in process, labor, freight, engineering time, overhead and profit.

8. INSTALLATION AND COMMISSIONING: Customer is responsible for rigging, receiving, storing, installing, commissioning and maintaining the equipment. Upon Customer’s request, QTS will provide a quote for such services.

9. CHANGES AND RESCHEDULES: Any changes by Customer affecting equipment, function, specification, destination, delivery or otherwise affecting the scope of the work must be expressed and approved in writing by QTS. QTS reserves the right to charge Customer additional handling and storage charges resulting from Customer changes or delays.

10. DELIVERY TERMS: The scheduled delivery dates set forth in the Quotation are estimates and subject to delays. QTS will attempt to make shipment within the time specified after full information is provided by Customer. QTS will not be held responsible for any delays beyond its reasonable control.

11. SHIPMENT TERMS-PASSAGE OF TITLE: Transportation expenses shall be paid by Customer unless otherwise indicated in the attached quote. QTS’s delivery to carrier constitutes passage of title to Customer. Risk of loss shall pass to Customer concurrently with passage of title. Goods shall be at the risk of Customer from and after delivery to carrier, and Customer assumes all responsibility for shortage, loss, delay, or damage in transit. QTS shall not be responsible for handling marks, scratches, scuffs, etc., on painted exterior surfaces incurred after leaving its location.

Form: 08012012TC

12. CORROSION LIMITATION: QTS shall not be responsible for the corrosion resistance of, or any resulting damage to, equipment or components used in contact with corrosive materials (such as, salts, free chlorides, or other corrodents) without written consent of such corrosive conditions by QTS.

13. GOVERNING LAW: The attached quote and these terms and conditions shall be governed by and construed under the laws of the State of Wisconsin without giving consideration to its choice of law provisions.

14. COMPLETE AGREEMENT: These terms and conditions shall constitute the complete and final agreement and understanding between Customer and QTS, and shall not be modified in any way unless agreed in writing by an authorized representative of Customer and QTS.

15. COUNTERPARTS: These terms and conditions may be executed in counterparts, each of which shall be deemed as an original instrument, but all of which taken together will constitute a complete instrument. Signatures sent by facsimile or portable document format (.pdf) will be deemed to be original signatures for all purposes.

QTS:	CUSTOMER:

QUALITY TANK SOLUTIONS, LLC	Esoteric Brewing Company, LLC

By:	/s/ Jimmi Jean Sukys	By:	/s/ Brian Jackson

Name:	Jimmi Jean Sukys	Name:	Brian Jackson
Title:	Owner	Title:	CEO/Founder
Date:	3-1-18	Date:	01/29/2018

Revised: 2016-06-13

Form: 08012012TC